EXHIBIT 2.1

Certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

AMENDMENT AGREMENT regarding the agreement on the sale and purchase of the sole share in scil animal care company GmbH

This amendment agreement (the “Amendment Agreement”) is made on April 1, 2020
BETWEEN

1.	Covetrus Animal Health Holdings Limited, The Point 9th Floor, 37 North Wharf Road, London W2 1AF, UK, registered with Companies House under company no. 12468168 (the Old Seller);

2.	Covetrus Finance Holding, Ltd, The Point 9th Floor, 37 North Wharf Road, London W2 1AF, UK, registered with Companies House under company no. 12468168 (the New Seller or the Seller);

3.	Covetrus, Inc., a Delaware corporation, 7 Custom House St., Portland, ME 04101, U.S.A. (the Seller’s Guarantor);

4.
Heska GmbH, c/o Heussen Rechtsanwaltsgesellschaft mbH, Seidenstrasse 19, 70174 Stuttgart, Germany, registered with the commercial register of the lower court of Stuttgart under docket number HRB 760321 (the Purchaser); and

5.	Heska Corporation, a Delaware corporation, 3760 Rocky Mountain Ave, Loveland, CO 80538 (the Purchaser’s Guarantor)

(the Old Seller, the New Seller, the Seller’s Guarantor, the Purchaser and the Purchaser’s Guarantor together the Parties and each of them a Party).
Whereas:
(A)On January 14, 2020, the Old Seller, the Seller’s Guarantor, the Purchaser and the Purchaser’s Guarantor entered into that certain share purchase agreement (see roll of deeds No. 2/2020 F of Notary [***], Frankfurt am Main, Germany; the exhibits to the agreement are covered in a reference deed, Roll of Deeds No. 1/2020 F of Notary [***], Frankfurt am Main, Germany; collectively referred to and as amended from time to time (including by way of the Assignment Agreement), the Share Purchase Agreement) regarding the sale and purchase of the sole share in scil animal care company GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, with business address at Dina-Weißmann-Allee 6, 68519 Viernheim, Federal Republic of Germany, having its registered seat in Viernheim, Germany, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Darmstadt under registration no. HRB 61670 (the Company).

(B)On March 19, 2020, the Parties entered into that certain “Contract Assignment and Assumption Agreement” and “Share Assignment Agreement” (Roll of Deeds No. 229/2020 F of the notary [***], Frankfurt am Main Germany) (together, the Assignment Agreement).

(C)In light of the COVID-19 situation, the Parties wish to hereby amend the Share Purchase Agreement as set forth herein.

THEREFORE, it is agreed as follows:

1.	Capitalized Terms used but not defined in this Amendment Agreement shall have the meaning ascribed to them in the Share Purchase Agreement.

2.	The Parties hereby agree to the following amendments to the Share Purchase Agreement:

2.1
The references to “Escrow Account”, “Escrow Agent”, “Escrow Agreement”, “Escrow Amount”, “Escrow Claims”, and “Escrow Fund” shall be deleted from the index of definitions of the Share Purchase Agreement in its entirety without replacement.

2.2	Clause 2.2.1(a) of the Share Purchase Agreement shall be amended and replaced as follows:
“payment of the Estimated Purchase Price (as defined in Clause 3.4) to the Seller’s Account by or on behalf of the Purchaser.”

2.3	Clause 2.2.1(b) of the Share Purchase Agreement shall be deleted in its entirety and replaced as follows:
“[intentionally left blank]”

2.4	Clause 3.1.1(a) of the Share Purchase Agreement shall be amended and replaced as follows:
“a fixed amount of USD 110,000,000 (in words: one hundred ten million U.S. Dollars) (the Enterprise Value);”

2.5	Clause 3.3 (Escrow) of the Share Purchase Agreement shall be deleted in its entirety and replaced as follows:
“[Intentionally left blank]”
The table of contents of the Share Purchase Agreement shall be amended accordingly.

2.6	Schedule 3.3 (Escrow Agreement) of the Share Purchase Agreement shall be deleted in its entirety and replaced as follows:
“[Intentionally left blank]”

2.7	Clause 3.4.4 of the Share Purchase Agreement shall be amended and replaced as follows:
“Upon Closing, the Purchaser shall pay the Estimated Purchase Price to the Seller in accordance with the provisions of this Agreement.”

2.8	The second sentence of Clause 3.5 of the Share Purchase Agreement (“The Seller shall not be entitled … to the Purchaser.”) shall be deleted in its entirety without replacement.

2.9	Clause 3.6.1 of the Share Purchase Agreement shall be amended and replaced as follows:
“Payments by the Purchaser to the Seller based on this Agreement must, except as otherwise provided in this Agreement, be paid by the Purchaser in euro via bank transfer, free of charges and fees (other than those levied by Seller’s bank), with same day value to the following account of the Old Seller, or any other account to be nominated by the Seller to the Purchaser in writing at least five (5) Business Days prior to the Scheduled Closing Date (the Seller’s Account):
Covetrus Animal Health Holdings Limited
Bank: [***]
Bank Code: [***]
IBAN: [***]
Reference: [***]

2.10	Clause 4.2.5 of the Share Purchase Agreement shall be amended and replaced as follows:
“A breach of the financing cooperation covenant set forth in Clause 11.2.5 by the Seller has occurred which the Seller has not cured upon prior reasonable advance written notice of the Purchaser and which breach results in the Purchaser not obtaining the necessary equity or debt financing or at significantly different terms to pay the Estimated Purchase Price at Closing as envisaged by the Purchaser on the date hereof.”

2.11	The second sentence of Clause 4.3.1 of the Share Purchase Agreement shall be amended and replaced as follows:
“For the avoidance of doubt and subject to Clause 4.2.5, the Purchaser is not entitled to rescind this Agreement if it or its Affiliates do not obtain sufficient funds or any other form of financing to pay the Estimated Purchase Price at the Closing.”

2.12	Clause 4.4.1(b) shall be deleted in its entirety and replaced as follows:
“[intentionally left blank]”

2.13	Clause 4.4.1 (c) shall be amended and replaced as follows:

“the Seller’s Guarantor and the Purchaser’s Guarantor shall enter into a master services agreement substantially in the form as set out in Schedule 4.4.1(c), with effect as of the Closing Date.”

2.14	Clause 4.4.1(e) shall be amended and replaced as follows:
“the Seller’s Guarantor and the Purchaser’s Guarantor shall enter into the Restrictive Covenant Agreement attached hereto as Annex 1.”

2.15	Clause 4.4.1(g) shall be amended and replaced as follows:
“the Seller shall (i) confirm to the Purchaser in writing that to the Seller’s Knowledge, no Negative Closing Condition has occurred and (ii) shall deliver to the Purchaser a written statement (duly executed by the legal representatives of the Seller) confirming that to the Seller’s Knowledge no Material Guarantee Breach has occurred, in each case of lit. (i) and (ii), provided, however, that such confirmation shall not cover the Negative Closing Conditions to the extent the Parties have waived them or agreed that they shall be deemed not to have occurred pursuant to Clause 4 of this Amendment Agreement.”

2.16	Clause 4.4.1(i) shall be amended and replaced as follows:
“the Purchaser or an Affiliate acting on behalf of the Purchaser shall pay the Estimated Purchase Price in accordance with Clause 3 to the Seller’s Account; and”

2.17	Clause 4.4.1(j) shall be deleted in its entirety and replaced as follows:
“[intentionally left blank]”

2.18	Clause 4.4.1(k) shall be amended and replaced as follows:
“upon confirmation by the Seller of receipt of the Estimated Purchase Price on the Seller’s Account, the Seller shall deliver to the Purchaser a power of attorney substantially in the form as attached in Schedule 4.4.1(k) granting the Purchaser the right to exercise the Seller’s rights as shareholder of the Company after the Closing with respect to the Share.”

2.19
Clause 4.4.2 of the Share Purchase Agreement shall be amended such that the reference to “Clause 4.4.1(j)” shall be deleted in its entirety from its second and seventh sentence and the reference to “Clause 4.4.1(b)” shall be deleted in its entirety from its fourth sentence.

2.20	Clause 7.2 of the Share Purchase Agreement shall be amended and replaced as follows:
“The Purchaser shall only be entitled to any indemnification pursuant to Clause 7.1 if each individual claim or a series of related claims exceeds an amount of EUR 25,000 (in words: twenty-five thousand euro) (the De Minimis Amount) and the aggregate amount of all such individual claims exceeds the threshold amount of EUR 10,000,000 (in words: ten million Euros) (the Threshold). In case the sum of such individual claims exceeding the De Minimis Amount exceeds the Threshold, the Purchaser may only claim the amount exceeding the Threshold, but not the entire amount of the damage incurred. Where a series of individual claims arise from the same set of facts (gleicher Lebenssachverhalt), for the purposes of this Clause 7.2, such claims shall be added up and count as one individual claim. The limitations set forth in this Clause 7.2 shall not apply (i) to a Breach of any Fundamental Guarantee (other than a Breach of the Guarantee pursuant to Clause 6.2.4(b) sentence 2 given as of the Closing Date) or (ii) in cases of a willful act (vorsätzliche Handlung) or fraudulent misrepresentation (arglistige Täuschung).”

2.21	Clause 7.3.2 shall be amended and replaced as follows:
“In any event, the maximum overall liability of the Seller under this Agreement (including, for the avoidance of doubt, any liability under Clause 8 or Clause 11.4) shall in no event exceed the amount of the Purchase Price.”

2.22	Clause 7.9 of the Share Purchase Agreement shall be amended and replaced as follows:
“Any payment by or on behalf of any Party made under this Agreement (other than the payment of the Estimated Purchase Price and a Purchase Price Adjustment) as well as any restitution in kind provided under this Agreement shall be treated by the Parties as an adjustment of the Purchase Price in the relationship between the Seller and the Purchaser and, in case of a payment to any Scil Entity, as a contribution by the Purchaser to the relevant Scil Entity.”

2.23	Clause 9.1.3 of the Share Purchase Agreement shall be amended and replaced as follows:
“The Purchaser will have sufficient immediately available funds or binding financing commitments to pay the Purchase Price when due at Closing.”

2.24	Schedule 11.5 to the Share Purchase Agreement shall be deleted and replaced by the schedule attached hereto as Annex 1.

2.25	Clause 12.1 of the Share Purchase Agreement shall be amended and replaced as follows:
“The Purchaser’s Guarantor hereby guarantees to the Seller by way of an independent promise of guarantee irrespective of fault pursuant to sec. 311 para. 1 BGB the proper satisfaction of the payment of the Purchase Price. There shall not be, and the Purchaser’s Guarantor hereby waives, any rights which it may have to require the Seller to first proceed against, or claim payment of the Purchase Price or fulfillment of any other payment claim under Clause 9.2 from, the Purchaser with the consequence that the Purchaser and the Purchaser’s Guarantor shall be liable jointly and severally under this Agreement. A payment of the Purchase Price or fulfilment of any other payment claim under Clause 9.2 made by the Purchaser’s Guarantor shall have debt discharging effect for the Purchaser against the Seller. If and to the extent that this Agreement provides for a consent of the Parties or their approval, the consent of the Purchaser’s Guarantor shall not be required in addition to the consent or approval of the Purchaser, in each case unless otherwise expressly provided.”

2.26	Clause 11.2.4 of the Share Purchase Agreement shall be amended and replaced as follows:
“The Seller shall use reasonable endeavors to ensure that the stock options and other incentive schemes referenced in Schedule 6.2.10(g) and any other incentive schemes in connection with the transactions contemplated under this Agreement are terminated and fully settled until the Closing (but prior to the expiry of the Closing Date) with no remaining payment obligations or liabilities (including any Taxes or social security contributions) on the part of the Scil Entities. The Seller shall indemnify the Scil Entities against any such amounts not fully settled prior to the Closing (including Taxes if such Taxes are to be paid or are paid after the Closing Date and to the extent they are not borne by the respective employee), provided, however, that this indemnity shall not apply if and to the extent such amounts have directly (i) increased the Financial Debt of the Scil Group as determined in the final and binding Purchase Price Determination Statement and (ii) consequentially reduced the Purchase Price. The Parties agree that the indemnity under this Clause 11.2.4 for the “Welcome Grants” existing on the Closing Date shall not apply to the 50% of the amount of the “Welcome Grants” which are deducted from the Employee Incentive Payment Amount pursuant to Clause 3.2.1(b). The Parties agree that the “Welcome Grants” existing on the Closing Date will be settled by the Scil Entities after the Closing Date.”

2.27	Clause 15.1 of the Share Purchase Agreement shall be amended and replaced as follows:
“Between the Parties and except as set forth in Clause 14.2 or the Assignment Agreement, all transfer taxes, including real estate transfer taxes (Grunderwerbsteuer), costs for the notarization of this Agreement, costs in connection with declarations and registrations towards the commercial register or the land register as well as all costs in conjunction with requisite merger filings shall be borne by the Purchaser, except that the notarial fees for the notarization of the Share Transfer Deed shall be borne by the Seller.”

2.28	Clause 16.2 of the Share Purchase Agreement shall be amended and replaced as follows:

“a)	Any Notices to be delivered to the Old Seller hereunder shall be addressed as follows:
Covetrus Animal Health Holdings Limited
Attn.: [***]
The Point Building, 9th Floor, 37 North Wharf Road, Paddington,
London W2 1AF, UK
Email: [***]

b)	Any Notices to be delivered to the Seller hereunder shall be addressed as follows:
Covetrus Finance Holding, Ltd
Attn.: [***]
The Point Building, 9th Floor, 37 North Wharf Road, Paddington,
London W2 1AF, UK
Email: [***]

c)	Any Notices to be delivered to the Seller’s Guarantor hereunder shall be addressed as follows:
Covetrus Inc.
Attn.: [***]
7 Custom House Street
Portland Maine 04101 USA
Email: [***]

in each case a), b) and c) with a copy to its advisor (for information purposes only):
Morgan Lewis, Bockius LLP
Attn.: [***]
OpernTurm, Bockenheimer Landstraße 4, 60306 Frankfurt am Main
Fax: +49 69 71400710
Email: [***]

3.	The Purchaser hereby confirms that it has received the Audited Financial Statements from the Seller and that the Closing Condition is satisfied.

4.	After the Parties have discussed the impact of the COVID-19 pandemic on the Scil Entities and their business, the Parties agree as follows:

(i)	A Material Adverse Change shall be deemed to not have occurred;

(ii)
The Guarantees set forth in Clause 6.2.4 of the Share Purchase Agreement given as of the Closing Date, to the extent they relate to the Scil Entities, shall not be deemed to be incomplete or incorrect, provided, however, that with respect to Clause 6.2.4(b) sentence 2 this Clause 4 lit. (ii) shall only exclude the possibility of the Purchaser not to carry out the Closing because the Guarantee pursuant to Clause 6.2.4(b) sentence 2 is incomplete or incorrect but shall not exclude or limit the entitlement of the Purchaser to any indemnification pursuant to Clause 7.1 of the Share Purchase Agreement if the Guarantee set forth in Clause 6.2.4(b) sentence 2 given as of the Closing Date was incomplete or incorrect; and

(iii)	The Negative Closing Condition set forth in Clause 4.2.2 of the Share Purchase Agreement shall be deemed to not have occurred.

Subject to the condition precedent (aufschiebende Bedingung) that the assignment of the Share by the Seller to the Purchaser under the Share Transfer Deed becomes legally effective (Anteilsübergang) no later than April 2, 2020, the Purchaser hereby waives any claims it may have to adjust the terms of the Share Purchase Agreement pursuant to Clause 4.2.7 of the Share Purchase Agreement and its right to rescind from the Share Purchase Agreement pursuant to Clauses 4.2.7 and 4.3.1 of the Share Purchase Agreement due to the Closing Condition not having been satisfied or any of the above Negative Closing Conditions having been satisfied as far as Clauses 4.2.2, 4.2.4 or 6.2.4 (to the extent relating to the Scil Entities) are concernced, provided, however, that the Purchaser does not waive its entitlement to any indemnification pursuant to Clause 7.1 of the Share Purchase Agreement if the Guarantee set forth in Clause 6.2.4(b) sentence 2 given as of the Closing Date was incomplete or incorrect.

5.
The Estimated Purchase Price shall amount to EUR 100,367,815 (in words: one hundred million three hundred sixty-seven thousand eight hundred fifteen Euros). For the avoidance of doubt, the Estimated Purchase Price shall be subject to a full true-up and final review by the Purchaser and the Seller after the Closing Date as set forth in the Share Purchase Agreement.

6.
The Euro amount set forth in Clause 3.2.1(i)(i) of the Share Purchase Agreement shall be increased from EUR 200,000 (in words: two hundred thousand Euros) to EUR 520,000 (in words: five hundred twenty thousand Euros).

7.
With respect to the Employee Incentive Payment Amount as defined in Clause 3.2.1(b) of the Share Purchase Agreement, the Parties acknowledge and clarify that (i) amounts owed to a certain person as further specified in Clause 3.2.1(b) lit. (i) of the Share Purchase Agreement (including under the Letter of Intent of Covetrus UK Limited to that person), shall not qualify as Employee Incentive Payment Amount despite being listed on Schedule 6.14 and (ii) the “Welcome Grants” as set forth in Annex 2 to this Amendment Agreement shall be included in the definition of Employee Incentive Payment Amount..

8.
The Parties are in agreement that the Transaction Expenses shall not include amounts incurred by the Scil Entities and paid by them prior to the Closing Date to PwC and BDO, respectively, pursuant to the engagement of and invoices received from PwC and BDO (the Audit Fees), respectively, as Retained Auditors if and to the extent such payments directly reduced the Cash of the Scil Group as determined in the final and binding Purchase Price Determination Statement and consequentially the Purchase Price. The Seller confirms that it has agreed in writing (including by E-Mail) with the relevant Scil Entities to fully reimburse the relevant Scil Entities for the Audit Fees (including Taxes) and such reimbursements have been fully made prior to the Closing Date (thereby increasing the Cash of the Scil Group). Notwithstanding sentence 1 of this Clause 8, to the extent such reimbursements were not made, the relevant amounts not reimbursed shall be treated as Transaction Expenses.

9.
The Seller hereby confirms that payments by the Purchaser (or on behalf of the Purchaser) to the Seller based on the Share Purchase Agreement shall be made to the Seller’s Account as stated in the Share Purchase Agreement unless the Seller notifies any other account to the Purchaser in writing at least five (5) Business Days prior to the relevant payment date. The Seller hereby confirms that payments by the Purchaser (or on behalf of the Purchaser) to the Seller’s Account shall have debt discharging effect (Erfüllungswirkung) for the Purchaser towards the Seller even if the Seller’s Account is an account in the name of the Old Seller or any other member of the Seller’s Group. The Seller hereby confirms that it will not claim (and hereby waives any claim it may have to require) the Purchaser to pay any default interest in accordance with Clause 3.8 of the Share Purchase Agreement (or any other statutory interest or penalty whatsoever) if the Estimated Purchase Price is received on the Seller’s Account on April 2, 2020 instead of April 1, 2020.

10.
Unless otherwise explicitly provided nothing in this Amendment Agreement shall be construed as a waiver, settlement or fulfillment of any current or future claims or rights the Purchaser may have, including claims due to any misrepresentations made by the Old Seller or the New Seller under the Share Purchase Agreement and the Assignment Agreement. Unless explicitly provided for in this Amendment Agreement, the Share Purchase Agreement and the Assignment Agreement shall not be amended and remain unchanged.

11.
Clauses 13 (Confidentiality), 14 (Assignment of Rights and Obligations), 15.2 (Cost of Advisors), 16 (Notices) and 17 (Miscellaneous) of the Share Purchase Agreement shall apply to this Amendment Agreement mutatis mutandis. The fees and expenses of the notary in connection with this notarial deed shall be borne by the Seller and Purchaser in equal amounts.